SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     April 24, 2003

TRIUMPH GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania		19087
(Address of principal executive offices)		(Zip Code)

(610) 251-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 7.      Financial Statements and Exhibits.

                (c)           Exhibits

Number	Description of Document

99.1	Press Release dated April 24, 2003

Item 9.  Regulation FD Disclosure
                 (Information furnished under Item 12 — Results of Operations and Financial Condition)

On April 24, 2003, Triumph Group, Inc. issued a press release announcing its financial results for the fiscal year ended March 31, 2003 and conducted a conference call on April 25, 2003 to further discuss the financial results.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

In addition to reviewing on the conference call the information contained in the press release, the executive officers also discussed the financial information set forth below.

Non-GAAP Financial Measure Disclosures

•                  EBITDA for the fourth quarter was $23.9 million with a margin of 15.8%.  EBITDA for the full fiscal year was $95 million with a margin of 16.8%.

•                  Triumph spent $109 million on acquisition costs and capital expenditures during the 2003 fiscal year.

•                  Debt increased by $41 million which, when taken with the $109 million for acquisitions and capital expenditures, indicates a net cash generation of $68 million for the year.

Management believes that each of the preceding financial measures provides investors with an important perspective on the current underlying operating performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations and the cash flow impact of discontinued operations.

The following definitions are provided for each non-GAAP financial measure identified above, together with a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended March 31, 2003	Fiscal year Ended March 31, 2003
Income from Continuing Operations	$9,538	$37,576

Add-back:
Income Tax Expense	5,249	20,682
Interest Expense and Other	2,792	12,365
Depreciation and Amortization	6,349	24,387

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$23,928	$95,010

Sales	$151,690	$565,381

EBITDA Margin	15.8%	16.8%

Acquisition Costs and Capital Expenditures:

	Three Months Ended March 31, 2003	Fiscal year Ended March 31, 2003
Net Cash used in Investing Activities	$51,023	$106,174

Add:
Capital Expenditures of Discontinued Operations	105	2,898

Acquisition Costs and Capital Expenditures	$51,128	$109,072

Net Cash Generation:

	Three MonthsEnded March 31, 2003	Fiscal year Ended March 31, 2003
Net Cash provided by Operating Activities	$29,653	$65,004

Add:
Cash flow from Operating Activities of Discontinued Operations	37	3,080

Net Generation of Cash	$29,690	$68,084

Other Financial Information

•                  Backlog at March 31, 2003 was $486 million, up from $360 million at December 31, 2002 and $378 million at March 31, 2002.  The increase in backlog for the fourth quarter ended March 31, 2003 was primarily a result of the recent acquisition of The Boeing Company’s Spokane Fabrication Operation.

•                  Sales mix for the year remained fairly stable, with original equipment manufacturers, or OEMs, representing 54 percent of revenue, the maintenance, repair and overall aftermarket 33 percent, and the Industrial Gas Turbine, or IGT, and other business was 13 percent.

•                  Net sales from continuing operations was approximately the same for each of the fiscal years ended March 31, 2002 and March 31, 2003 at approximately $565 million.  However, for fiscal year 2003, commercial sales declined from $261 million in 2002 to $230 million in 2003.  Military and space sales increased from $144 million in 2002 to $179 in 2003.  Regional jet sales declined from $34 million in 2002 to $30 million in 2003.  Business jet sales declined from $61 million in 2003 to $51 million in 2003.  IGT and other business increased from $65 million in 2003 to $75 million in 2003.  Further, while the IGT business is slowing, such business increased from $45 million in 2002 to $50 million in 2003.

•                  Net debt to capital at the 2003 fiscal year end was 27.8%, with total debt of $199.5 million. During the year, Triumph issued $150 million in senior notes and, at March 31, 2003, had $32.5 million outstanding on its $250 million credit facility.

•                  Same store sales decreased by $17 million compared to fiscal year 2002.  However, acquisitions in fiscal year 2003 increased revenue by $17 million from fiscal year 2002.

•                  Approximately 90% of the decrease in operating earnings for fiscal year 2003 was attributable to the structural components area of the business.

In response to questions, management indicated that:

•                  The margin for the aviation segment, excluding corporate, in the fourth quarter of 2003 was even with the third quarter of 2003.

•                  Sales for the fourth quarter ended March 31, 2003 by end-market were $70 million for commercial, $9 million for regional jet, $11 million for business jet, $45 million for military and space and $18 million for other.

Forward Looking Statements

Statements which are not historical facts, including statements regarding Triumph’s backlog levels, foreseeable industry conditions, and opportunities to reduce costs, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties, including statements regarding the outlook for continued opportunities for future growth.  Triumph wishes to caution readers that several important factors could affect Triumph’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Triumph.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2002.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2003	TRIUMPH GROUP, INC.

	By:	/s/ Richard M. Eisenstaedt
Richard M. Eisenstaedt
Vice President, General Counsel and Secretary